UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Dynegy Inc.

(Name of Registrant as Specified in its Charter)

Seneca Capital International Master Fund, L.P.

Seneca Capital, L.P.

Seneca Capital Investments, L.P.

Seneca Capital Investments, LLC

Seneca Capital International GP, LLC

Seneca Capital Advisors, LLC

Douglas A. Hirsch

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FOR IMMEDIATE RELEASE

SAVING DYNEGY: SENECA CAPITAL TO NOMINATE PIONEERING RAILROAD EXECUTIVE, E. HUNTER HARRISON, AND SUCCESSFUL POWER INDUSTRY VETERAN, JEFF HUNTER, TO DYNEGY BOARD OF DIRECTORS

NEW YORK, November 11 – Seneca Capital, the largest holder of Dynegy Inc. (NYSE: DYN) equity with a 12% economic interest (including 9.3% voting common stock), is pleased to announce that E. HUNTER HARRISON, pioneering former Chief Executive Officer of Canadian National Railway (CN) and JEFF HUNTER, successful Co-founder and Chief Financial Officer of US Power Generating Company (USPG), have agreed to serve as nominees for election to the Dynegy Board by written consent of shareholders. Both Mr. Harrison and Mr. Hunter are compelled by the Dynegy investment opportunity and believe in the full alignment of their interests with those of shareholders. Mr. Harrison recently acquired 500,000 shares of Dynegy and intends to hold at least that amount during his tenure on the Board. Mr. Hunter commits to own 300,000 shares of Dynegy during his tenure on the Board. In contrast, the five non-executive members of Dynegy’s existing Board of Directors own a combined total of less than 160,000 shares, of which approximately 90% are phantom shares granted by the company as compensation for Board service. Seneca’s proposals include revising the existing Board compensation structure to create proper alignment with shareholders going forward.

Seneca is seeking to replace only two of six directors at this juncture in order to avoid triggering change- of-control provisions in Dynegy’s credit facility and its executive compensation agreements. Seneca is proposing to replace Bruce Williamson and David Biegler, whom Seneca believes have been two of the strongest supporters of the proposed Merger. In addition to the consent solicitation for Mr. Harrison and Mr. Hunter, Seneca stands ready to propose additional highly-qualified directors in the event existing directors step down from the Board after shareholders vote down the proposed Merger. It is Seneca’s opinion that those members of the Board who have endorsed management’s scorched-earth approach in defending the sale of the company at $4.50 per share ($0.90 per share adjusted for reverse split) and that endorsed the buyback of 30% of Dynegy in August 2009 at $9.65 per share will likely step down from their positions once the Merger proposal is defeated.

Creating Value for Shareholders

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Mr. Harrison and Mr. Hunter have both demonstrated enormously successful track records in maximizing value for shareholders. Considered by investors to be one of the greatest value creating railroad CEOs in modern times, Mr. Harrison, while at CN, rewarded investors with a total shareholder return of more than 500%. In addition, during his tenure as CEO/COO of Illinois Central, his equity investors realized substantial multiples on their invested capital. Mr. Hunter has likewise driven compelling shareholder returns at USPG where market expectations for current prices of the company’s assets imply a two-to-three times return for USPG founding investors.

Capturing Operational Efficiencies

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At CN, Mr. Harrison was renowned as an industry pioneer for developing the concept of “precision railroading” which reshaped the paradigm of operating efficiency in the industry — increasing CN’s operating margins by 50% from a level of 22% in 1997 to more than 33% in 2009.

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Over the last several years at USPG, Mr. Hunter has demonstrated an impressive capability for cutting costs, successfully reducing SG&A expenses by 33% and leading the reduction of collateral requirements by more than 50%.

Unique Value-Added to Dynegy

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In addition to his impressive track record of value creation and cost cutting, Mr. Harrison is an expert in coal transportation, the largest component of Dynegy’s delivered coal costs, and should be value added in advising Dynegy on strategy towards coal transportation contract negotiations.

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Mr. Hunter has substantial experience managing a large fleet of power generation facilities as well as negotiating complicated bank financing, hedging and collateral arrangements. As an experienced industry financial executive, it is Mr. Hunter’s opinion that Dynegy does not have any near-term liquidity issues and that the company possesses multiple tools to maintain appropriate liquidity. Mr. Hunter stands ready to assist in an interim management role if deemed helpful by the Board.

Mr. Harrison and Mr. Hunter have the proven capabilities, background and leadership vision to begin the process of refocusing Dynegy as the premier vehicle for investors to participate in power market recovery. Seneca will file preliminary consent solicitation materials on Monday, November 15 and expects that SEC clearance of solicitation materials for the written consent process will require a minimum of twenty days. Upon receipt of SEC clearance, Mr. Harrison and Mr Hunter will be appointed to the Board of directors once votes from a majority of outstanding shareholders can be collected. In addition to the director consent solicitation, Seneca currently intends to propose a series of value enhancing shareholder resolutions that will provide a mandate to the reinvigorated Board to 1) explore a strategic review of the company and/or its assets, 2) consider strategies for the optimization of the capital structure, 3) evaluate cost cutting opportunities, 4) review top management to ensure that proper talent and alignment is in place to capture value for shareholders and 5) explore unwinding of the reverse split in a shareholder-friendly manner.

Seneca believes that its plan for a refocused Dynegy with a re-energized Board including Mr. Harrison and Mr. Hunter, both of whom are aligned with shareholders, should provide an extremely attractive proposition to the substantial number of investors that Seneca believes are awaiting the defeat of the proposed merger to build or add to their investment positions in Dynegy stock.

Seneca strongly recommends that shareholders VOTE AGAINST the proposed merger. It is the WRONG PRICE at the WRONG TIME for the WRONG REASONS.

Candidate Biographies:

E. Hunter Harrison was a pioneering executive during his 45-year career in the railroad industry, most recently as President and Chief Executive Officer of Canadian National Railway Company from 2003 to 2009, COO from 1998 to 2003 and a member of the Board of Directors from 1999 to 2009. Mr. Harrison developed the concept of “precision railroading” which helped to improve CN’s operating margins to more than 33% in 2009 from 22% in 1997. Prior to joining CN, Mr. Harrison was President and CEO of Illinois Central Railroad from 1993 to 1998 and COO from 1989 to 1993. During his tenure at IC, owners realized unlevered returns that were multiples of their initial investment and drastic improvements in operating margins. Mr. Harrison has earned numerous accolades over the course of his career, including 2009 International Business Leader of the Year from the Canadian Chamber of Commerce, Canada’s CEO of the Year from the Globe and Mail’s Report on Business and 2002 Railroader of the Year from Railway Age Magazine. The University of Alberta presented Mr. Harrison with an honorary Doctor of Laws degree for his work as a preeminent innovator and leader in the North American rail industry. In addition to CN’s Board, Mr. Harrison has also served on the Board of Directors for the American Association of Railroads, Belt Railway, Terminal Railway, Wabash National Corp, Illinois Central Railroad and TTX Company.

Jeff D. Hunter is Co-founder and Chief Financial Officer of US Power Generating Company an owner and operator of more than 5,000 MW of gas-fired generation in New York and New England. While at USPG, Mr. Hunter completed the merger of Astoria Generating and EBG Holdings and raised more than $1.2bn in debt and equity financings. Previously, he served as a Partner with PA Consulting Group from 1998 to 2002 and was global practice head of Energy Strategy & Risk Management. While at PA Consulting Group, Mr. Hunter built a global practice focused on opportunities presented in liberalizing markets, privatization, market restructuring, acquisitions and management/operations improvement in the power & natural gas sector. Prior to joining PA Consulting Group, Mr. Hunter was Director, Natural Gas Trading at El Paso Merchant Energy where he led a team of 40 trading professionals in managing a 2 BCF per day physical gas trading operation.

CONTACT: Lisa Wolford of Robinson, Lerer & Montgomery for Seneca Capital, 646-805-2014

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Seneca Capital International Master Fund, L.P., Seneca Capital, L.P., Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, Seneca Capital International GP, LLC, Seneca Capital Advisors, LLC and Douglas A. Hirsch (together with each of the foregoing, “Seneca Capital”) have jointly made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying proxy card to be used to solicit votes in connection with the solicitation of proxies against a proposed acquisition of Dynegy Inc. (“Dynegy”) by Denali Parent Inc. and Denali Merger Sub Inc., which will be voted on at a meeting of Dynegy’s stockholders.

SENECA CAPITAL ADVISES ALL STOCKHOLDERS OF DYNEGY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, GEORGESON, INC., BY CALLING (888) 877-5373.

Each of Seneca Capital International Master Fund, L.P., Seneca Capital, L.P., Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, Seneca Capital International GP, LLC, Seneca Capital Advisors, LLC and Douglas A. Hirsch (the “Participants”) is a participant in this solicitation. Douglas A. Hirsch is the managing member of each of Seneca Capital Investments, LLC, Seneca Capital International GP, LLC and Seneca Capital Advisors, LLC. The principal occupation of Mr. Hirsch is investment management. Seneca Capital Investments, LLC is the general partner of Seneca Capital Investments, L.P. Seneca Capital International GP, LLC is the general partner of Seneca Capital International Master Fund, L.P., and Seneca Capital Advisors, LLC is the general partner of Seneca Capital, L.P. The principal business address of Mr. Hirsch, Seneca Capital Investments, LLC, Seneca Capital Investments, L.P., Seneca Capital International GP, LLC, Seneca Capital International Master Fund, L.P., Seneca Capital Advisors, LLC and Seneca Capital, L.P. is c/o Seneca Capital Investments, LP, 590 Madison Avenue, 28th Floor, New York, New York 10022.

As of November 11, 2010, Seneca Capital International Master Fund, L.P. beneficially owned 7,712,100 shares of Dynegy’s common stock, par value $0.01 per share (“Shares”), representing beneficial ownership of approximately 6.4% of the Shares. As of November 11, 2010, Seneca Capital, L.P. beneficially owned 3,514,400 Shares, representing beneficial ownership of approximately 2.9% of the Shares. Each of Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, and Mr. Hirsch may be deemed to beneficially own 11,226,500 Shares, representing beneficial ownership of approximately 9.3% of the Shares, held in the aggregate by Seneca Capital International Master Fund, L.P. and Seneca Capital, L.P. Seneca Capital International GP, LLC may be deemed to beneficially own 7,712,100 Shares, representing beneficial ownership of approximately 6.4% of the Shares, held by Seneca Capital International Master Fund, L.P. Seneca Capital Advisors, LLC may be deemed to beneficially own 3,514,400 Shares, representing beneficial ownership of approximately 2.9% of the Shares, held by Seneca Capital, L.P. Each of Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, Seneca Capital International GP, LLC, Seneca Capital Advisors, LLC and Douglas A. Hirsch disclaims beneficial ownership of the Shares except to the extent of its or his pecuniary interest therein, and this filing shall not be deemed an admission of beneficial ownership of such Shares for any purpose.

As of November 11, 2010, Seneca Capital International Master Fund, L.P. and Seneca Capital, L.P. held European-style call options, providing the right to purchase 1,986,900 and 904,100 shares, respectively at an exercise price of $0.01 per share by delivery of notice of exercise as of April 15, 2011.